Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$971,000	$125.06

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated June 24, 2014

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

Stock-Linked Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
7 Year Income Plus Notes

}	$971,000 Income Plus Notes with a 1.00% Minimum Annual Coupon

}	Approximately 7 Year maturity

}	Linked to a basket of 5 Reference Stocks

}	Repayment of principal at maturity

}	Annual coupons based on the performance of every Reference Stock, subject to the Minimum Coupon Rate and the Performance-Based Coupon Rate

}	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The 7 Year Income Plus Notes (the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-5 of this document, beginning on page S-3 of the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is $911.20 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-5 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security / Total	$1,000/$971,000	$40/$38,840	$960/$932,160

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.00% and referral fees of up to 1.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of underwriting discounts and referral fees exceed 4.75% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this pricing supplement.

The Notes:

Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. 7 Year Income Plus Notes

Linked to a Basket of 5 Reference Stocks

This pricing supplement relates to an offering of Notes linked to a basket of five common stocks (each a “Reference Stock” and the basket the “Reference Asset”). The Notes will have the terms described in this pricing supplement and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If the terms of the Notes are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

The purchaser of the Notes will acquire a senior unsecured debt security of HSBC USA Inc. with annual coupons linked to the performance of the Reference Stocks as described below. The following key terms relate to the Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Coupon Rates		Potential Annual COUPON	CUSIP/ ISIN
Minimum Coupon Rate	Performance-Based Coupon Rate[1]	Minimum Coupon Rate or Combined Return[2]
1.00	7.50%[1]	1.00% or 8.50%	40433BEE4 / US40433BEE48

1 Payment of any Performance-Based Coupon Rate is subject to the Final Price of each Reference Stock on the applicable Coupon Valuation Date being greater than or equal to its Initial Price.

[2] The Minimum Coupon Rate and Performance-Based Coupon Rate are shown together.

Reference Stocks:	The common stocks of the Reference Stock Issuers:

Reference Stock Issuers	Ticker Symbol	Relevant Exchange	Industry	Initial Price[1]	Market Capitalization[2] (in billions)
Bristol-Myers Squibb Company	BMY	NYSE	Large Pharmaceuticals	$48.30	$80.04
ConocoPhillips	COP	NYSE	Integrated Oils	$84.80	$104.11
Kraft Foods Group, Inc.	KRFT	NASDAQ	Food Manufacturing	$59.60	$35.48
McDonald’s Corporation	MCD	NYSE	Restaurants	$101.47	$100.29
Altria Group, Inc.	MO	NYSE	Tobacco	$42.35	$84.13

[1] For each Reference Stock, the Official Closing Price of such Reference Stock on the Pricing Date. [2] Market capitalization (in billions) as of June 24, 2014. Source: Bloomberg L.P.

Payment at Maturity:	For each Note, the Principal Amount plus any Coupon due on the Maturity Date.

Coupon:

With respect to each Coupon Payment Date, for each $1,000 Principal Amount, the Coupon will be calculated as follows:

On the applicable Coupon Valuation Date, if the Reference Stock Return for every Reference Stock is greater than or equal to zero, you will receive:
$1,000 x (Performance-Based Coupon Rate + Minimum Coupon Rate)

On the applicable Coupon Valuation Date, if the Reference Stock Return for any Reference Stock is less than zero, you will receive:

$1,000 x Minimum Coupon Rate

Reference Stock Return:	For each Reference Stock, on any Coupon Valuation Date: Final Price — Initial Price Initial Price

Minimum Coupon Rate:	The per annum Minimum Coupon Rate, as indicated above

Performance-Based Coupon Rate:	The per annum Performance-Based Coupon Rate, as indicated above

PS-2

Coupon Valuation Dates	Coupon Valuation Date*	Coupon Payment Date
and Coupon Payment	June 24, 2015	June 29, 2015
Dates:	June 23, 2016	June 28, 2016
	June 23, 2017	June 28, 2017
	June 25, 2018	June 28, 2018
	June 25, 2019	June 28, 2019
	June 24, 2020	June 29, 2020
	June 23, 2021	June 28, 2021 (the Maturity Date)

* Subject to the adjustment as described under “Additional Note Terms — Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.

Initial Price:	The Official Closing Price (as defined below) of the respective Reference Stock as determined by the calculation agent on the Pricing Date, as indicated above.

Final Price:	The Official Closing Price of the respective Reference Stock on the relevant Coupon Valuation Date, adjusted as described under “Additional Note Terms — Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.

Official Closing Price:	With respect to each Reference Stock, the Official Closing Price will be the relevant official price of one share of such Reference Stock on its Relevant Exchange as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange, as further described under “Additional Note Terms — Official Closing Price” in the accompanying Stock-Linked Underlying Supplement.

Trade Date:	June 24, 2014

Pricing Date:	June 24, 2014

Original Issue Date:	June 27, 2014

Maturity Date:	June 28, 2021. The Maturity Date is subject to adjustment as described under “Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

PS-3

General

This pricing supplement relates to an offering of Notes linked to the Reference Stocks identified on page PS-2. The purchaser of the Notes will acquire a senior unsecured debt security of HSBC USA Inc. linked to five Reference Stocks. Although the Notes relate to the Reference Stocks identified on page PS-2, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Stocks or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Stock-Linked Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-5 of this pricing supplement, beginning on page S-3 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you your Principal Amount plus any Coupon due on the Maturity Date.

Coupons

On each Coupon Payment Date, we will pay you the relevant Coupon relating to the Notes. The Coupon will vary, will be calculated on the relevant Coupon Valuation Date and will be equal to the Minimum Coupon Rate or, if applicable, the Performance-Based Coupon Rate plus the Minimum Coupon Rate. If, on a Coupon Valuation Date, the Reference Stock Return for every Reference Stock is equal to or greater than zero, the Coupon will be the Performance-Based Coupon Rate plus the Minimum Coupon Rate. If, on a Coupon Valuation Date, the Reference Stock Return for any Reference Stock is less than zero, the Coupon will be the Minimum Coupon Rate. The Coupon Payment Dates and the Maturity Date are subject to adjustment, as described under “Additional Note Terms — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement. For information regarding the record dates applicable to the Notes, please see the section entitled “Description of Notes — Interest and Principal Payments — Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

PS-4

Investor Suitability

The Notes may be suitable for you if:

}	You seek an investment that provides a full repayment of principal, subject to the credit risk of HSBC, if held to maturity, and an annual Coupon, based on the performance of each Reference Stock, that will be equal to the Minimum Coupon Rate or, if applicable, the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

}	You believe the prices of all of the Reference Stocks will generally increase or remain equal to their Initial Prices over the term of the Notes.

}	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}	You believe the Coupon on the Coupon Payment Dates will be an amount sufficient to provide you with a satisfactory return on your investment.

}	You are comfortable receiving only the Principal Amount of your Notes at maturity plus the Coupon that will not be less than the Minimum Coupon Rate or greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

}	You are willing to invest in the Notes based on the sum of the Performance-Based Coupon Rate plus the Minimum Coupon Rate, which will limit your Coupon on any Coupon Payment Date.

}	You are willing to forgo dividends or other distributions paid to holders of the Reference Stocks.

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the Notes to maturity.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You seek an investment where the return is based on the actual performance of the Reference Stocks and is not limited to the Performance-Based Coupon Rate.

}	You believe the prices of one or more of the Reference Stocks will decrease over the term of the Notes.

}	You are unwilling to receive only the Principal Amount of your Notes at maturity plus the Coupon that will not be less than the Minimum Coupon Rate or greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You prefer to receive the dividends or other distributions paid on any of the Reference Stocks.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the Notes to maturity.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

}	“— General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The amount of the annual Coupon is uncertain and may be as low as the Minimum Coupon Rate.

The amount of the annual Coupon you receive is not fixed and will depend on the performance of each Reference Stock on the respective Coupon Valuation Dates. If the Reference Stock Return of any Reference Stock is less than zero on a Coupon Valuation Date, you will receive a Coupon equal to the Minimum Coupon Rate on the applicable Coupon Payment Date. The Minimum Coupon Rate is specified on page PS-2.

PS-5

You will not directly participate in any appreciation in the value of Reference Stocks and your Coupon is limited to the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

You will not directly participate in any appreciation in the value of the Reference Stocks. Instead, you will receive annual Coupons based upon the formula described under the captions “Coupon,” “Minimum Coupon Rate” and “Performance-Based Coupon Rate” on page PS-2. The Coupons payable to you will be based upon whether the Reference Stocks appreciate or depreciate. Regardless of the extent to which the prices of the Reference Stocks appreciate, the Coupon will not exceed the Performance-Based Coupon Rate plus the Minimum Coupon Rate. Therefore, you may earn significantly less by investing in the Notes than you would have earned by investing directly in the Reference Stocks relevant to your Notes.

The amount payable on the Notes is not linked to the price of the Reference Stocks at any time other than on the Coupon Valuation Dates.

The return on the Notes will be based on the Official Closing Price of the Reference Stocks on the applicable Coupon Valuation Dates, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Stocks appreciates prior to the applicable Coupon Valuation Date but then decreases on that day to a price that is at or below the Initial Price, the Coupon payable will be limited to the Minimum Coupon Rate, and will be less than it would have been had the Notes been linked to the price of the Reference Stocks prior to that decrease. Although the actual price of the Reference Stocks on the Maturity Date or at other times during the term of the Notes may be higher than the Official Closing Price of the Reference Stocks on any Coupon Valuation Date, the return on the Notes will be based solely on the Official Closing Price of the Reference Stocks on the applicable Coupon Valuation Dates.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Coupons or return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Stocks and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if

PS-6

we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 16 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in the Notes, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-7

Description of the Reference Stocks

bristol-myers squibb company (bmy)

Description of Bristol-Myers Squibb Company

Bristol-Myers Squibb Company has stated in its filings with the SEC that it is a global biopharmaceutical company that develops, licenses, manufactures, markets and sells pharmaceutical and nutritional products. Information filed by BMY with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-01136 or its CIK Code: 0000014272.

Historical Performance of Bristol-Myers Squibb Company

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through June 24, 2014. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	27.36	20.11	21.30	June 30, 2011	29.48	26.40	28.96
June 30, 2008	23.49	19.43	20.53	September 30, 2011	31.90	25.69	31.38
September 30, 2008	22.92	19.70	20.85	December 30, 2011	35.44	30.10	35.24
December 31, 2008	23.75	16.00	23.25	March 30, 2012	35.44	31.65	33.75
March 31, 2009	23.98	17.24	21.92	June 29, 2012	35.95	32.29	35.95
June 30, 2009	22.13	18.83	20.31	September 28, 2012	36.34	31.37	33.75
September 30, 2009	23.28	19.19	22.52	December 31, 2012	34.55	30.64	32.59
December 31, 2009	26.50	21.67	25.25	March 29, 2013	41.25	32.50	41.19
March 31, 2010	27.07	23.49	26.70	June 28, 2013	49.57	39.18	44.69
June 30, 2010	27.01	22.25	24.94	September 30, 2013	47.58	41.12	46.28
September 30, 2010	28.00	24.23	27.11	December 31, 2013	54.49	46.14	53.15
December 31, 2010	27.72	25.10	26.48	March 31, 2014	57.49	47.55	51.95
March 31, 2011	27.96	24.97	26.43	June 24, 2014*	52.48	46.32	48.30

* As of the date of this pricing supplement available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through June 24, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the daily performance of BMY’s common stock from January 1, 2008 through June 24, 2014 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on June 24, 2014 was $48.30. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-8

ConocoPhillips (cop)

Description of ConocoPhillips

ConocoPhillips has stated in its filings with the SEC that it explores for, produces, transports and markets crude oil, natural gas, natural gas liquids, liquefied natural gas and butane on a worldwide basis. Information filed by COP with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32395 or its CIK Code: 0001163165.

Historical Performance of ConocoPhillips

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through June 24, 2014. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	68.39	51.72	58.10	June 30, 2011	62.31	53.43	57.32
June 30, 2008	73.15	57.59	71.96	September 30, 2011	60.99	46.04	48.27
September 30, 2008	72.15	51.31	55.84	December 30, 2011	56.34	44.71	55.55
December 31, 2008	54.93	31.51	39.49	March 30, 2012	59.67	51.84	57.94
March 31, 2009	43.77	26.02	29.85	June 29, 2012	58.94	50.63	55.88
June 30, 2009	37.13	28.60	32.06	September 28, 2012	58.90	52.84	57.18
September 30, 2009	35.91	29.44	34.43	December 31, 2012	59.64	53.96	57.99
December 31, 2009	41.26	34.23	38.93	March 29, 2013	62.04	56.78	60.10
March 31, 2010	41.01	35.56	39.01	June 28, 2013	64.77	56.38	60.50
June 30, 2010	46.14	36.98	37.42	September 30, 2013	71.09	60.77	69.51
September 30, 2010	44.23	36.64	43.78	December 31, 2013	74.57	68.23	70.65
December 31, 2010	52.28	43.31	51.91	March 31, 2014	70.99	62.74	70.35
March 31, 2011	62.36	50.70	60.88	June 24, 2014*	86.43	69.33	84.80

* As of the date of this pricing supplement available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through June 24, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the daily performance of COP’s common stock from January 1, 2008 through June 24, 2014 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on June 24, 2014 was $84.80. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-9

KRAFT FOODS Group, Inc. (krft)

Description of Kraft Foods Group, Inc.

Kraft Foods Group, Inc. has stated in its filings with the SEC that it is a food company that is focused on consumer packaged food and beverages for North American grocery stores and offers a wide range of branded beverages, cheese, grocery products and convenient meals. Information filed by KRFT with the SEC under the Exchange Act can be located by reference to its SEC file number: 333-184314 or its CIK Code: 0001545158.

Historical Performance of Kraft Foods Group, Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from September 17, 2012 through June 24, 2014. KRFT has been publicly traded since September 17, 2012, and only limited historical trading information exists as to its securities. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
September 30, 2012*	47.30	43.28	44.65
December 31, 2012	48.00	42.29	45.47
March 29, 2013	52.28	45.17	51.53
June 28, 2013	57.82	49.79	55.87
September 30, 2013	58.76	51.22	52.44
December 31, 2013	55.91	51.72	53.92
March 31, 2014	56.56	50.54	56.10
June 24, 2014**	60.60	55.48	59.60

* KRFT commenced trading on September 17, 2012 and therefore has a limited historical performance

** As of the date of this pricing supplement available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through June 24, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the daily performance of KRFT’s common stock from September 17, 2012 through June 24, 2014 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on June 24, 2014 was $59.60. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-10

Mcdonald’s Corporation (MCD)

Description of McDonald’s Corporation.

McDonald’s Corporation has stated in its filings with the SEC that it franchises and operates fast-food restaurants in the global restaurant industry, and its restaurants serve a variety of value-priced menu products in countries around the world. Information filed by MCD with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05231 or its CIK Code: 0000063908.

Historical Performance of McDonald’s Corporation.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through June 24, 2014. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	58.91	49.36	55.77	June 30, 2011	84.90	75.66	84.32
June 30, 2008	61.76	55.14	56.22	September 30, 2011	91.21	82.02	87.82
September 30, 2008	67.00	55.70	61.70	December 30, 2011	101.00	83.74	100.33
December 31, 2008	64.02	45.79	62.19	March 30, 2012	102.22	95.14	98.10
March 31, 2009	64.46	50.44	54.57	June 29, 2012	99.50	85.92	88.53
June 30, 2009	61.00	51.76	57.49	September 28, 2012	94.00	86.15	91.75
September 30, 2009	59.57	53.89	57.07	December 31, 2012	94.10	83.32	88.21
December 31, 2009	64.75	56.03	62.44	March 29, 2013	99.78	89.25	99.69
March 31, 2010	67.49	61.07	66.72	June 28, 2013	103.70	95.16	99.00
June 30, 2010	71.84	65.55	65.87	September 30, 2013	101.80	94.01	96.21
September 30, 2010	76.26	65.31	74.51	December 31, 2013	99.27	93.14	97.03
December 31, 2010	80.94	74.41	76.76	March 31, 2014	99.07	92.22	98.03
March 31, 2011	77.59	72.14	76.09	June 24, 2014*	103.71	96.53	101.47

* As of the date of this pricing supplement available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through June 24, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the daily performance of MCD’s common stock from January 1, 2008 through June 24, 2014 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on June 24, 2014 was $101.47. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-11

ALTRIA GROUP, INC. (MO)

Description of Altria Group, Inc.

Altria Group, Inc. has stated in its filings with the SEC that it manufactures and sells cigarettes and other tobacco products, including cigars and pipe tobacco. Information filed by MO with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08940 or its CIK Code: 0000764180.

Historical Performance of Altria Group, Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through June 24, 2014. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	24.55	20.97	22.20	June 30, 2011	28.13	25.81	26.41
June 30, 2008	23.02	19.95	20.56	September 30, 2011	27.40	23.20	26.81
September 30, 2008	21.86	19.26	19.84	December 30, 2011	30.40	25.94	29.65
December 31, 2008	20.91	14.34	15.06	March 30, 2012	30.99	28.00	30.87
March 31, 2009	17.63	14.50	16.02	June 29, 2012	34.59	30.75	34.55
June 30, 2009	17.62	15.90	16.39	September 28, 2012	36.29	32.72	33.39
September 30, 2009	18.70	16.10	17.81	December 31, 2012	34.25	30.01	31.42
December 31, 2009	20.47	17.28	19.63	March 29, 2013	35.45	31.85	34.39
March 31, 2010	20.85	19.15	20.52	June 28, 2013	37.60	34.08	34.99
June 30, 2010	21.91	19.20	20.04	September 30, 2013	37.45	33.13	34.35
September 30, 2010	24.38	19.89	24.02	December 31, 2013	38.58	34.23	38.39
December 31, 2010	26.21	23.66	24.62	March 31, 2014	38.38	33.80	37.43
March 31, 2011	26.27	23.35	26.03	June 24, 2014*	43.37	37.14	42.35

* As of the date of this pricing supplement available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through June 24, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the daily performance of MO’s common stock from January 1, 2008 through June 24, 2014 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on June 24, 2014 was $42.35. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-12

Illustrative ExampleS

The following examples are provided for illustrative purposes only and are hypothetical. These examples are representative of only a few possible scenarios concerning increases or decreases in the prices of the Reference Stocks relative to their Initial Prices and how those increases and decreases affect the Coupons payable on the Notes. We cannot predict the Official Closing Prices of the Reference Stocks on the Coupon Valuation Dates. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and you should not take these examples as an indication or assurance of the expected performance of the Reference Stocks or the return on the Notes. The total payment you receive over the term of the Notes may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC.

The examples below illustrate the Coupon Payments on a $1,000 investment in the Notes for a hypothetical range of performance for the Reference Stocks. The following results are based solely on the assumptions outlined below. The potential returns described here show potential valuations for different Coupon Valuation Dates during the term of the Notes. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing below have been rounded for ease of analysis.

}	Principal Amount:	$1,000

}	Minimum Coupon Rate:	1.00%

}	Performance-Based Coupon Rate:	7.50%

Example 1: The Reference Stock Return for each Reference Stock is greater than or equal to zero on the Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return
BMY	12.00%
COP	2.50%
KRFT	5.00%
MCD	1.00%
MO	2.00%
Minimum Coupon Rate =	1.00%
Performance-Based Coupon Rate =	7.50%
Coupon =	$85.00

Explanation for Example 1

As illustrated above, the hypothetical Reference Stock Return for each of the five Reference Stocks is greater than or equal to zero. Therefore, even though the hypothetical Reference Stock Return for one of the Reference Stocks is greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate, the payment will be limited to the Performance-Based Coupon Rate of 7.50% plus the Minimum Coupon Rate of 1.00%. Therefore, you receive a Coupon of $85.00 on the applicable Coupon Payment Date.

PS-13

Example 2: The Reference Stock Return for one of the five Reference Stocks is less than zero on the Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return
BMY	12.00%
COP	5.00%
KRFT	5.00%
MCD	0.00%
MO	-4.00%
Minimum Coupon Rate =	1.00%
Performance-Based Coupon Rate =	7.50%
Coupon =	$10.00

Explanation for Example 2

As illustrated above, the hypothetical Reference Stock Return of four of the five of the Reference Stocks (BMY, COP, KRFT and MCD) is greater than or equal to zero. However, the Reference Stock Return of 1 of the 5 Reference Stocks (MO) is less than zero. Because the Reference Stock Return is less than zero for one of the Reference Stocks, the Coupon will equal the Minimum Coupon Rate. Therefore, you receive a Coupon of $10.00 on the applicable Coupon Payment Date.

PS-14

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the principal amount of the Notes will be payable, together with any accrued but unpaid interest payable.  In such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Coupon Valuation Date for purposes of determining the Coupon payable, and the accelerated maturity date will be three business days after the accelerated Coupon Valuation Date. If a Market Disruption Event exists with respect to a Reference Stock on that scheduled trading day, then the accelerated Coupon Valuation Date for that Reference Stock will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Coupon Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sales of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.00% and referral fees of up to 1.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.75% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

PS-15

U.S. Federal Income Tax Considerations

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. We intend to treat the Notes as variable rate debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as variable rate debt instruments for all U.S. federal income tax purposes and, based on certain factual representations received from us, in the opinion of Morrison & Foerster LLP, our special U.S. tax counsel, it is reasonable to treat the Notes as variable rate debt instruments. Assuming the Notes are treated as variable rate debt instruments, Coupons paid on the Notes generally should be taxable to you as ordinary interest income at the time they accrue or are received in accordance with your regular method of accounting for U.S. federal income tax purposes. You should review the discussion set forth in “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Variable Rate Debt Instruments” in the accompanying prospectus supplement. In general, gain or loss realized on the sale, exchange or other disposition of the Notes will be capital gain or loss.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes may be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” as described in the discussion under “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the accompanying prospectus supplement. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any Reference Stock Issuer would be treated as a passive foreign investment company (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If a Reference Stock Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Stock Issuers and consult your tax advisor regarding the possible consequences to you if a Reference Stock Issuer is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

VALIDITY OF THE NOTES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

PS-16

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$971,000 7 Year Income Plus Notes
with a 1.00% Minimum Annual Coupon

June 24, 2014

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment at Maturity	PS-4
Investor Suitability	PS-5
Risk Factors	PS-5
Description of the Reference Stocks.	PS-8
Illustrative Examples	PS-13
Events of Default and Acceleration	PS-15
Supplemental Plan of Distribution (Conflicts of Interest)	PS-15
U.S. Federal Income Tax Considerations	PS-16
Validity of the Notes	PS-16
Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Note Terms	S-5
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-11

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60